CONTACT:

Netsmart Technologies Contact: Ron Marge 1-800-421-7503, ext. 2026 rmarge@csmcorp.com	Carpe DM, Inc. Stuart Fine 908-490-0075 stuart@carpedminc.com

NETSMART TECHNOLOGIES ANNOUNCES AGREEMENT
TO ACQUIRE CMHC SYSTEMS, INC. AND PRIVATE PLACEMENT OF SECURITIES

GREAT RIVER, NEW YORK, September 20, 2005 - Netsmart Technologies, Inc. (NASDAQ: NTST), a leading supplier of enterprise-wide software solutions for health and human services providers through its wholly owned subsidiary, Creative Socio-Medics Corp. (Creative), announced today that it has entered into a definitive agreement to acquire Dublin, Ohio-based CMHC Systems, Inc. for approximately $13 million in cash and 435,730 shares of Netsmart common stock.

Founded in 1978, CMHC Systems delivers full suites of behavioral healthcare information management software for mental health, substance abuse, and addiction services agencies, developmental disability centers and behavioral health-related managed care organizations.

The transaction is subject to certain conditions and it is anticipated that the merger will be completed by the end of September 2005. Following the acquisition, CMHC Systems and Creative Socio-Medics will operate as one company under the name Netsmart Technologies, Inc.

James Conway, CEO of Netsmart, said, “The consummation of this acquisition is expected to effectively unite the resources of two of the largest information technology companies in health and human services. By combining the strengths of Creative Socio-Medics and CMHC Systems, we believe inpatient, outpatient, institutional and community-based systems will view us as a single source for solutions to their IT needs. We are very excited by the opportunities that lie ahead and look forward to serving an expanded community of agencies with proven solutions for all modalities of care.”

The new combined company is expected to positively impact health and human services providers by expanding and building upon the strengths of the two organizations and leveraging their role as leaders and innovators. In making today’s announcement, Conway emphasized that the acquisition will provide our clients with a trusted partner now and into the future. “We anticipate that this acquisition will better position our company to offer long-term technology solutions,” he concluded.

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Under Conway’s direction, Netsmart has realized 28 consecutive quarters of profitability. The company has grown to include in excess of 1,000 clients, including 30 statewide systems.

Netsmart's customer base exceeds that of any of its competitors and it is estimated that tens of millions of people are touched by some form of the Netsmart product suite.

William Blair & Company acted as financial advisor and issued a fairness opinion to the Company related to the transaction.

Netsmart also announced that is has entered into contracts with certain institutional investors for a private placement of units consisting of an aggregate 653,623 shares of its common stock and warrants to purchase 163,406 shares of common stock. Netsmart will receive net proceeds of $5,700,000 million which proceeds will be used for working capital; including acquisitions. The closing of the private placement is contingent upon the acquisition of CMHC on or before November 3, 2005. Griffin Securities, Inc. served as the placement agent.

About Netsmart Technologies, Inc.

Netsmart Technologies, Inc., based in Great River, N.Y., is an established, leading supplier of enterprise-wide software solutions for health and human services providers, now with over 1000 clients, including 30 systems with state agencies. Netsmart's clients include health and human services organizations, public health agencies, mental health and substance abuse clinics, psychiatric hospitals, and managed care organizations. Netsmart’s products are full-featured information systems that operate on a variety of operating systems, hardware platforms, and mobile devices, and offer unlimited scalability.

Statement on Behalf of Netsmart Technologies, Inc.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Netsmart's filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Netsmart's or Creative's website do not constitute a part of this release.

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